UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 4, 2002

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other juris-	(Commission	(I.R.S. Employer
Diction)	File Number)	Identification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

Item 5. Other Events

On February 1, 2002, Denton County Electric Cooperative, d/b/a CoServ Electric ("CoServ") voluntarily filed for Chapter 11 reorganization for itself and the following subsidiaries: CoServ Investments, L.P., CoServ Realty Holdings, L.P., and CoServ Utility Holdings, L.P. These subsidiaries provide electric and real estate development financing services. The Chapter 11 petition was filed in the United States Bankruptcy Court, Northern District of Texas, in Fort Worth, TX. This case has been administratively consolidated with CoServ's Chapter 11 filing of certain of its telephone and cable subsidiaries on November 30, 2001.

National Rural Utilities Cooperative Finance Corporation ("CFC") has received a copy of a complaint that CoServ has said it will file as an adversary proceeding in the bankruptcy case. The complaint, which has not yet been served on CFC, contains the following causes of action: fraudulent transfer, equitable subordination, breach of contract, fraud/fraudulent inducement, negligent misrepresentation, economic duress, tortious interference, and breach of covenant of good faith and fair dealing. The plaintiffs have requested the following relief: actual damages in the sum of at least $1,000,000, punitive damages in the sum of at least $1,000,000, declaratory relief outlining the parties' rights and obligations, rescission of all loan agreements and collateral arrangements or subordination of liens, injunctive relief, attorneys' fees, costs of court and all other appropriate relief. CFC believes that it has substantial defenses to these claims and intends to vigorously pursue the defense of these claims.

CoServ is an electric distribution cooperative located in Denton County, TX. Through subsidiaries, CoServ also provides telecommunications, cable, internet, security, natural gas and propane services to its electric customers. CoServ companies not included in the Chapter 11 filings include natural gas, security and internet services. CoServ stated in its press release that it will continue to provide service to its customers and maintain its operations as it proceeds with the Chapter 11 process.

The Chapter 11 filing stays the foreclosure action CFC filed against CoServ assets on January 9, 2002. CFC has a total of $995 million in loans outstanding to CoServ at November 30, 2001. A total of $958 million of the total outstanding at November 30, 2001 was under a restructure agreement signed on March 16, 2001. CFC is the dominant senior secured lender to CoServ and all of its subsidiaries and affiliates.

For more information related to the restructure agreement and the litigation filed by both parties, see CFC's November 30, 2001 Form 10-Q, filed with the SEC on December 24, 2001.

CFC believes that it is adequately reserved for loss on its loans to CoServ.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ Steven L. Lilly
Steven L. Lilly
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Dated: February 4, 2002